Exhibit 32.1

STATEMENT FURNISHED PURSUANT TO SECTION 906 OF THE
SARBANES-OXLEY ACT OF 2002, 18 U.S.C. SECTION 1350

          The undersigned, George L. Engelke, Jr., is the Chairman and Chief Executive Officer of Astoria Financial Corporation (the “Company”).

          This statement is being furnished in connection with the filing by the Company of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Report”).

          By execution of this statement, I certify that:

(A)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)) and

(B)

the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods covered by the Report.

February 29, 2008	/s/	George L. Engelke, Jr.

Dated		George L. Engelke, Jr.